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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

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                                  FORM 8-K

                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported) June 27, 2001



                             TEREX CORPORATION
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


          Delaware                  1-10702               34-1531521
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(STATE OR OTHER JURISDICTION      (COMMISSION            (IRS EMPLOYER
      OF INCORPORATION)           FILE NUMBER)         IDENTIFICATION NO.)



   500 Post Road East, Suite 320, Westport, Connecticut     06880
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        (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)          (ZIP CODE)


     Registrant's telephone number, including area code (203) 222-7170


                               NOT APPLICABLE
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       (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)


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ITEM 5.   OTHER EVENTS.

     Terex Corporation ("Terex") announced by press release dated June 28, 2001 that it has signed a definitive merger agreement with CMI Corporation ("CMI"). The merger agreement provides for an exchange of all the outstanding shares of CMI, at an exchange rate of 0.16 share of Terex common stock for each share of CMI common stock, subject to a downward adjustment in the event the consolidated net debt of CMI exceeds $75.25 million at the time of closing of the transaction.

     As a result of this transaction, Terex is expected to issue a maximum of approximately 3.5 million shares of its common stock to CMI shareholders. The merger is subject to customary closing conditions, including the consent of CMI shareholders and necessary regulatory approvals, and is expected to close during the third quarter of 2001.

     CMI is a leading manufacturer of a broad range of automated machines for the construction and maintenance of highways, city streets and county roads, parking lots and bridges, with revenues in 2000 in excess of $225 million. CMI's products include asphalt and concrete mixing plants, road profiling and reclaiming equipment, concrete paving systems and landfill compactors and grinders.

     The foregoing description of the merger agreement is qualified in its entirety by reference to the full text of such agreement, which is filed as an exhibit to this report and incorporated herein by reference.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits

2.1 Agreement and Plan of Merger, dated as of June 27, 2001, by and among CMI Corporation, Terex Corporation and Claudius Acquisition Corp.


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                                 SIGNATURES
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     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 28, 2001

                                        TEREX CORPORATION


                                        By: /s/ Eric I Cohen
                                            Eric I Cohen
                                            Senior Vice President